UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report: (Date of earliest event reported) October 26, 2005



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                               1-3247               16-0393470
(State or other jurisdiction           (Commission          (I.R.S. Employer
of incorporation)                      File Number)         Identification No.)


One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Item 7.01.  Regulation FD Disclosure

The Corning Incorporated press release dated October 26, 2005, regarding its financial results for the quarter ended September 30, 2005 and its fourth quarter 2005 earnings guidance, is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.01 and 7.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Safe Harbor Statement

Statements contained in the Item 7.01 Regulation FD Disclosure and the exhibit to this report that state the company's or its management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Exchange Act. The company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the company has filed with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibit

    99    Press Release dated October 26, 2005, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    CORNING INCORPORATED
                                    Registrant



Date: October 26, 2005              By    /s/  KATHERINE A. ASBECK
                                               -------------------------------
                                               Katherine A. Asbeck
                                               Senior Vice President - Finance

                                                                      Exhibit 99
                                                                      ----------





FOR RELEASE -- OCTOBER 26, 2005

Media Relations Contact:                        Investor Relations Contact:
Daniel F. Collins                               Kenneth C. Sofio
(607) 974-4197                                  (607) 974-7705
collinsdf@corning.com                           sofiokc@corning.com

                     Corning Announces Third-Quarter Results

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced third-quarter sales of $1.188 billion and net income of $203 million, or $0.13 per share. Net income includes special charges of $202 million, or $0.13 per share.

Excluding these special charges, Corning's earnings per share (EPS) would have been $0.26, exceeding the company's previously announced EPS guidance range of $0.20 to $0.22 per share for the third quarter. This EPS is a non-GAAP financial measure. This and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

Wendell P. Weeks, president and chief executive officer, said, "We are very pleased with Corning's overall performance in the third quarter. We experienced excellent sales growth, improved gross margins and strong equity earnings."

Corning's third-quarter net income was reduced by $202 million, or $0.13 per share, as a result of the following charges:
..    Net restructuring  charges of $28 million (pretax and after-tax) related to
     previously  announced   cost-reduction  plans  in  the   Telecommunications
     segment.
..    A $68 million pretax and after-tax charge to reflect the increase in market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A  previously  announced  reduction  in  equity  earnings  of $106  million reflecting Corning's share of impairment and other charges taken by Samsung Corning Co., Ltd., a Korean manufacturer of glass panels and funnels for cathode ray tube (CRT) television and computer monitors.

Third-Quarter Operating Results
Corning's third-quarter sales of $1.188 billion increased 18 percent over last year's third-quarter sales of $1.006 billion and 4 percent over the previous quarter's sales of $1.141 billion. Third-quarter gross margins for the company improved to 46 percent versus 42 percent for the previous quarter.

                                     (more)

Corning Announces Third-Quarter Results
Page Two

Equity earnings for the third quarter were $74 million and include the $106 million charge at Samsung Corning. Without this charge, Corning's third-quarter equity earnings improved sequentially, reflecting strong performance by Samsung Corning Precision Glass Co., Ltd. (SCP), offset by slightly lower results at Dow Corning Corporation.

Corning's third-quarter net income benefited from a $14 million tax adjustment resulting from the conclusion of the IRS audit of the company's 2001 and 2002 tax returns and from an overall lower effective tax rate. James B. Flaws, vice chairman and chief financial officer, said, "Lower taxes added $0.02 to our EPS in the quarter. However, even without this benefit, our results exceeded the top of our guidance range by $0.02 per share."

Third-quarter sales for Corning's Display Technologies segment were $489 million, an 18-percent increase over the previous quarter's sales of $415 million and a 66-percent increase from sales of $295 million in the third quarter of 2004. Liquid crystal display (LCD) glass volume increased 22 percent over second-quarter 2005 volume and 73 percent over third-quarter 2004 volume. Pricing for the quarter was flat sequentially, while exchange rates in the quarter had a 4-percent negative impact on sales versus the second quarter.

Samsung Corning Precision, a 50-percent owned equity venture in Korea which manufactures LCD glass substrates, increased its volume by 22 percent sequentially. Equity earnings from SCP were up about 35 percent in the third quarter to $114 million versus $85 million in the second quarter. Second-quarter equity earnings at SCP had been negatively impacted by a number of nonrecurring items.

Net income for the Display Technologies segment, which includes results of Corning's wholly owned business and equity earnings from SCP, grew 49 percent from $243 million in the second quarter to $363 million in the third quarter. These results reflect strong operating performance and the lower tax rate in the quarter.

"We are delighted with the third-quarter results of our Display Technologies segment and with the continued adoption of LCD technology in both the desktop monitor and television markets. Our quarterly glass volume for the combined wholly owned business and SCP is up 78 percent over last year," Weeks said. "We are also experiencing a rapid increase in market demand for large-size glass substrates. Generation 5 and larger substrates accounted for more than 75 percent of our total sales volume in the third quarter. We believe that the continued drop in retail pricing is enabling LCD televisions to gain market acceptance. Our preliminary data indicates that LCD televisions reached 10-percent penetration in the overall television market in the third quarter, which is double last year's level," Weeks said.

                                     (more)

Corning Announces Third-Quarter Results
Page Three

Telecommunications segment sales declined 4 percent sequentially to $398 million versus $415 in the second quarter of this year. The sales decline was due primarily to lower fiber-to-the-premises (FTTP) hardware and equipment sales. The segment experienced higher-than-anticipated optical fiber volume for the quarter, but this was more than offset by lower hardware and equipment sales. The Telecommunications segment recorded a net loss of $30 million compared to a net loss of $13 million in the second quarter. The increased loss in the third quarter was primarily the result of the $28 million restructuring charge.

In the third quarter, Environmental Technologies segment sales were $144 million compared to $146 million in the second quarter. The Life Sciences segment had third-quarter sales of $70 million compared to second-quarter sales of $75 million.

Cash Flow/Liquidity Update
Corning finished the quarter with $2.4 billion in cash and short-term investments, a $300 million improvement over the second-quarter balance of $2.1 billion. The increase was the result of strong operating cash flow which included the receipt of $144 million in net customer deposits in the Display Technologies segment.

Flaws said, "We reached a new financial milestone in the third quarter as our cash and short-term investments exceeded our total debt by more than $300 million. Also during the quarter, Moody's Investor Service upgraded our long-term debt rating and outlook to Baa3 and stable, respectively. We remain on track to reduce our total debt to below $2 billion by the end of this year."

Fourth-Quarter Outlook
Corning said that it expects fourth-quarter sales to be in the range of $1.18 billion to $1.24 billion and EPS in the range of $0.21 to $0.23 before special items. This EPS estimate is a non-GAAP financial measure and excludes any possible special items. This and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release. Gross margin for the fourth quarter is expected to be in the range of 43 percent to 45 percent. Corning expects that the fourth-quarter tax rate will be in the 20 percent to 25 percent range.

In the Display Technologies segment, the company is anticipating that its fourth-quarter sequential volume growth will be in the range of 3 percent to 10 percent. The company expects its wholly owned business will see quarterly volume growth in the range of 5 percent to 15 percent and Samsung Corning Precision's volume will be in the range of flat to up 5 percent. Pricing in the fourth quarter is expected to be down slightly.

                                     (more)

Corning Announces Third-Quarter Results
Page Four

"The fourth quarter should be another strong quarter for Corning in the LCD market. The growth rate will be a little slower than the past two quarters due to fewer new fab ramps by our customers. We also expect some seasonality impact as customers prepare for the slightly lower quarter one end market demand," Weeks said.

Regarding recent news reports about potential excess inventory in the LCD industry, Weeks added, "We are remaining vigilant in monitoring industry inventory levels and will adjust our production should it be warranted. As we have reminded investors, supply chain fluctuations could influence our results in any given quarter. However, we are comfortable that the industry's current TV panel inventory is appropriate for the expected year-over-year doubling in demand, as well as the strong seasonal demand in the fourth quarter."

Weeks also said, "We are looking forward to a strong 2006 in the LCD market. While the LCD television market is in its early stages, we believe it will account for 10 percent of the global TV market this year and could reach 20 percent to 25 percent by 2007." He pointed out that Corning's customers continue to bring their larger size fabs on line in order to produce LCD TV panels at lower costs. Corning is already shipping small quantities of Gen 7.5 glass from SCP and is preparing to produce Gen 7.5 and Gen 8 glass in its wholly owned facilities in 2006.

Corning's Telecommunications segment fourth-quarter sales are expected to be down 4 percent to 7 percent from the third quarter as a result of seasonal declines in the market. The company's Environmental Technologies and Life Sciences segments fourth-quarter sales are expected to be consistent with the third quarter.

The company expects equity earnings from Dow Corning to be about $50 million in the fourth quarter, traditionally its weakest quarter.

"We are expecting another solid performance in the fourth quarter," Weeks said. "Our challenges are to maintain our facility expansions in the Display Technologies segment in line with the overall industry growth; to continue to reduce our LCD glass costs to offset any pricing pressures we may experience; and to preserve our innovative technology leadership in the LCD industry."

Third-Quarter Conference Call Information
The company will host a third-quarter conference call at 8:30 a.m. EDT on Thursday Oct. 27. To access the call, dial (210) 234-0004. The password is Quarter Three. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5:00 p.m. EST, Thursday, Nov.
10. To listen, dial (402) 220-9717, no pass code is required. To listen to a live audio webcast of the call, please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

                                     (more)

Corning Announces Third-Quarter Results
Page Five

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. The company believes presenting a non-GAAP EPS measure is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. This non-GAAP measure is reconciled on the company's Web site at www.corning.com/investor_relations and accompanies this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.
                                      ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                                      Three months                   Nine months
                                                                  ended September 30,            ended September 30,
                                                                ------------------------       ------------------------
                                                                   2005           2004            2005           2004
                                                                ---------       --------       ---------      ---------
Net sales                                                       $   1,188       $  1,006       $   3,379      $   2,821
Cost of sales                                                         643            602           1,922          1,771
                                                                ---------       --------       ---------      ---------

Gross margin                                                          545            404           1,457          1,050

Operating expenses:
   Selling, general and administrative expenses                       178            153             553            479
   Research, development and engineering expenses                     118             88             320            257
   Amortization of purchased intangibles                                3              9              11             28
   Restructuring, impairment and other charges (Note 1)                28          1,794              46          1,794
   Asbestos settlement (Note 2)                                        68            (50)            189             16
                                                                ---------       --------       ---------      ---------

Operating income (loss)                                               150         (1,590)            338         (1,524)

Interest income                                                        17              6              40             16
Interest expense                                                      (25)           (36)            (90)          (109)
Loss on repurchases and retirement of debt, net                                       (4)            (12)           (36)
Other income, net                                                      17              5              28              6
                                                                ---------       --------       ---------      ---------

Income (loss) from continuing operations before
  income taxes                                                        159         (1,619)            304         (1,647)
Provision for income taxes (Note 3)                                   (28)          (985)            (91)          (997)
                                                                ---------       --------       ---------      ---------

Income (loss) from continuing operations before
  minority interests and equity earnings                              131         (2,604)            213         (2,644)
Minority interests                                                     (2)            (3)             (8)           (14)
Equity in earnings of associated companies, net of
  impairments (Note 4)                                                 74             96             412            310
                                                                ---------       --------       ---------      ---------

Income (loss) from continuing operations                              203         (2,511)            617         (2,348)
Income from discontinued operation                                                    20                             20
                                                                ---------       --------       ---------      ---------
Net income (loss)                                               $     203       $ (2,491)      $     617      $  (2,328)
                                                                =========       ========       =========      =========

Basic earnings (loss) per common share from:
   Continuing operations                                        $    0.14       $  (1.79)      $    0.43      $   (1.70)
   Discontinued operation                                                           0.01                           0.01
                                                                ---------       --------       ---------      ---------
Basic earnings (loss) per common share                          $    0.14       $  (1.78)      $    0.43      $   (1.69)
                                                                =========       ========       =========      =========

Diluted earnings (loss) per common share from:
   Continuing operations                                        $    0.13       $  (1.79)      $    0.41      $   (1.70)
   Discontinued operation                                                           0.01                           0.01
                                                                ---------       --------       ---------      ---------
Diluted earnings (loss) per common share                        $    0.13       $  (1.78)      $    0.41      $   (1.69)
                                                                =========       ========       =========      =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)

                                                                                         September 30,       December 31,
                                                                                             2005                2004
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,395           $   1,009
   Short-term investments, at fair value                                                      1,023                 872
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  2,418               1,881
   Trade accounts receivable, net                                                               631                 585
   Inventories                                                                                  559                 535
   Deferred income taxes                                                                         87                  94
   Other current assets                                                                         204                 188
                                                                                          ---------           ---------
       Total current assets                                                                   3,899               3,283

Investments                                                                                   1,605               1,484
Property, net                                                                                 4,367               3,941
Goodwill and other intangible assets, net                                                       380                 398
Deferred income taxes                                                                           487                 472
Other assets                                                                                    145                 166
                                                                                          ---------           ---------

Total Assets                                                                              $  10,883           $   9,744
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Short-term borrowings, including current portion of long-term debt                     $     293           $     478
   Accounts payable                                                                             554                 682
   Other accrued liabilities                                                                  1,384               1,178
                                                                                          ---------           ---------
       Total current liabilities                                                              2,231               2,338

Long-term debt                                                                                1,804               2,214
Postretirement benefits other than pensions                                                     594                 600
Other liabilities                                                                             1,001                 747
                                                                                          ---------           ---------
       Total liabilities                                                                      5,630               5,899
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               27                  29
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 0 and 637 thousand                                                                          64
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,534 million and 1,424 million                                             767                 712
   Additional paid-in capital                                                                11,280              10,363
   Accumulated deficit                                                                       (6,692)             (7,309)
   Treasury stock, at cost; Shares held: 16 million                                            (164)               (162)
   Accumulated other comprehensive income                                                        35                 148
                                                                                          ---------           ---------
       Total shareholders' equity                                                             5,226               3,816
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  10,883           $   9,744
                                                                                          =========           =========

Certain amounts for 2004 were reclassified to conform to 2005 presentation.

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                    Three months ended            Nine months ended
                                                                  ----------------------            September 30,
                                                                   Sept. 30,    June 30,      ------------------------
                                                                     2005         2005          2005            2004
                                                                  ---------     --------      ---------      ---------
Cash Flows from Operating Activities:
   Net income (loss)                                              $    203      $   165        $    617     $ (2,328)
   Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Depreciation                                                      127          126             373          359
     Amortization of purchased intangibles                               3            3              11           28
     Restructuring, impairment and other charges and (credits)          28           (1)             46        1,794
     Asbestos settlement                                                68          137             189           16
     Gain on sale of discontinued operation                                                                      (20)
     Loss on repurchases and retirement of debt, net                                 12              12           36
     Undistributed earnings of associated companies                    (70)        (103)           (196)        (199)
     Minority interests, net of dividends paid                           1            5               7           14
     Deferred taxes                                                    (18)           4             (11)         939
     Interest expense on convertible debentures                                       2               3            4
     Restructuring payments                                             (6)          (7)            (21)         (75)
     Employee retirement plan payments (in excess of)
       less than expense                                                15           13              44          (12)
     Customer deposits, net                                            144          212             376          100
     Changes in certain working capital items:
        Trade accounts receivable                                       11          (35)            (78)         (29)
        Inventories                                                     (7)                         (46)         (52)
        Other current assets                                            26          (24)            (14)         (25)
        Accounts payable and other current liabilities,
          net of restructuring payments                                 38           22             (91)          29
     Other, net                                                         32           12              59           64
                                                                  --------      -------        --------     --------
Net cash provided by operating activities                              595          543           1,280          643
                                                                  --------      -------        --------     --------

Cash Flows from Investing Activities:
   Capital expenditures                                               (378)        (375)         (1,076)        (556)
   Net proceeds from sale of businesses                                                                          100
   Net proceeds from sale or disposal of assets                          1           16              17           46
   Short-term investments - acquisitions                              (610)        (389)         (1,313)        (969)
   Short-term investments - liquidations                               401          276           1,163          810
   Restricted investments - liquidations                                 1                            3            6
   Other, net                                                            1            9              10
                                                                  --------      -------        --------     --------
Net cash used in investing activities                                 (584)        (463)         (1,196)        (563)
                                                                  --------      -------        --------     --------

Cash Flows from Financing Activities:
   Net repayments of loans payable                                      (3)          (3)           (198)        (111)
   Proceeds from issuance of long-term debt, net                                     99             147          442
   Repayments of long-term debt                                                    (100)           (102)        (154)
   Proceeds from issuance of common stock, net                           9          332             356           33
   Cash dividends to preferred shareholders                             (1)          (1)             (3)          (6)
   Proceeds from the exercise of stock options                          83           50             142           34
   Other, net                                                           (2)                          (9)
                                                                  --------      -------        --------     --------
Net cash provided by financing activities                               86          377             333          238
                                                                  --------      -------        --------     --------
Effect of exchange rates on cash                                        (3)          (3)            (31)          (4)
                                                                  --------      -------        --------     --------
Net increase in cash and cash equivalents                               94          454             386          314
Cash and cash equivalents at beginning of period                     1,301          847           1,009          833
                                                                  --------      -------        --------     --------

Cash and cash equivalents at end of period                        $  1,395      $ 1,301        $  1,395     $  1,147
                                                                  ========      =======        ========     ========

Certain amounts for 2004 were reclassified to conform with 2005 presentation.

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


                                                Display     Telecom-    Environmental   Life    Unallocated  Consolidated
                                             Technologies  munications  Technologies  Sciences   and Other       Total
                                             ------------  -----------  ------------- --------  -----------  ------------
Three months ended September 30, 2005
Net sales                                      $   489      $   398       $    144     $     70   $     87    $  1,188
Research, development and engineering
  expenses (1)                                 $    32      $    27       $     29     $     15   $     15    $    118
Restructuring, impairment and other charges
  and (credits)                                             $    28                                           $     28
Interest expense (2)                           $    12      $     6       $      5     $      1   $      1    $     25
(Provision) benefit for income taxes           $   (30)     $     2                    $      1   $     (1)   $    (28)
Income (loss) before minority interests and
  equity earnings (losses) (3)                 $   246      $   (37)      $     (5)    $     (7)  $    (66)   $    131
Minority interests (4)                                            1                                     (3)         (2)
Equity in earnings (losses) of associated
  companies, net of impairments (5)                117            6                                    (49)         74
                                               -------      -------       --------     --------   --------    --------
Net income (loss)                              $   363      $   (30)      $     (5)    $     (7)  $   (118)   $    203
                                               =======      =======       ========     ========   ========    ========

Three months ended September 30, 2004
Net sales                                      $   295      $   412       $    136     $     75   $     88    $  1,006
Research, development and engineering
  expenses (1)                                 $    22      $    21       $     23     $      9   $     13    $     88
Restructuring, impairment and other charges
  and (credits)                                             $ 1,802                               $     (8)   $  1,794
Interest expense (2)                           $    15      $     9       $      7     $      1   $      4    $     36
(Provision) benefit for income taxes           $   (39)     $    (9)                   $     (1)  $   (936)   $   (985)
Income (loss) before minority interests and
  equity earnings (losses) (3)                 $    74      $(1,785)                   $      2   $   (895)   $ (2,604)
Minority interests (4)                                                                                  (3)         (3)
Equity in earnings (losses) of associated
  companies, net of impairments (5)                 68          (35)                                    63          96
Income from discontinued operations                                                                     20          20
                                               -------      -------       --------     --------   --------    --------
Net income (loss)                              $   142      $(1,820)      $      0     $      2   $   (815)   $ (2,491)
                                               =======      =======       ========     ========   ========    ========

Nine months ended September 30, 2005
Net sales                                      $ 1,224      $ 1,240       $    438     $    219   $    258    $  3,379
Research, development and engineering
  expenses (1)                                 $    84      $    71       $     84     $     38   $     43    $    320
Restructuring, impairment and other charges
  and (credits)                                             $    36                               $     10    $     46
Interest expense (2)                           $    40      $    25       $     15     $      3   $      7    $     90
(Provision) benefit for income taxes           $   (94)     $     1       $      2     $      3   $     (3)   $    (91)
Income (loss) before minority interests
  and equity earnings (losses) (3)             $   482      $   (41)      $    (11)    $    (13)  $   (204)   $    213
Minority interests (4)                                            1                                     (9)         (8)
Equity in earnings of associated
  companies, net of impairments (5)                285            6                                    121         412
                                               -------      -------       --------     --------   --------    --------
Net income (loss)                              $   767      $   (34)      $    (11)    $    (13)  $    (92)   $    617
                                               =======      =======       ========     ========   ========    ========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


                                                Display     Telecom-    Environmental   Life    Unallocated  Consolidated
                                             Technologies  munications  Technologies  Sciences   and Other       Total
                                             ------------  -----------  ------------- --------  -----------  ------------
Nine months ended September 30, 2004
Net sales                                      $   802      $ 1,116       $    418     $    233   $    252    $  2,821
Research, development and engineering
  expenses (1)                                 $    57      $    69       $     64     $     27   $     40    $    257
Restructuring, impairment and other charges
  and (credits)                                             $ 1,797                               $     (3)   $  1,794
Interest expense (2)                           $    37      $    41       $     17     $      4   $     10    $    109
(Provision) benefit for income taxes           $   (97)     $    25       $     (5)    $     (6)  $   (914)   $   (997)
Income (loss) before minority interests
  and equity earnings (losses) (3)             $   191      $(1,853)      $     10     $     12   $ (1,004)   $ (2,644)
Minority interests (4)                                            1                                    (15)        (14)
Equity in earnings (losses) of associated
  companies, net of impairments (5)                204          (32)                                   138         310
Income from discontinued operations                                                                     20          20
                                               -------      -------       --------     --------   --------    --------
Net income (loss)                              $   395      $(1,884)      $     10     $     12   $   (861)   $ (2,328)
                                               =======      =======       ========     ========   ========    ========

(1) Non-direct research, development and engineering expenses are allocated based upon direct project spending for each segment.
(2) Interest expense is allocated to segments based on a percentage of segment net operating assets. Consolidated subsidiaries with independent capital structures do not receive additional allocations of interest expense.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(4) For the three and nine months ended September 30, 2005, minority interests include gains of $4 million for adjustments to prior years' restructuring and impairment reserves associated with CAV. For the three and nine months ended September 30, 2004, minority interests include gains of $4 million and $17 million, respectively, from the sale of CAV assets in excess of assumed salvage value.
(5) Equity in earnings (losses) of associated companies, net of impairments, includes the following:
     For the three and nine months ended September 30, 2005, a charge of $106 million for Corning's share of Samsung Corning's impairment of certain manufacturing assets and other charges.
     For the three and nine months ended September 30, 2004, an impairment charge of $35 million to write down certain Telecommunications equity method investments to fair value.

A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows (in millions):

                                                                   Three months                        Nine months
                                                                ended September 30,                ended September 30,
                                                            ------------------------           -------------------------
                                                              2005            2004               2005            2004
                                                            ---------      ---------           ---------      ----------
Net income of reportable segments                           $     321      $  (1,676)          $     709      $  (1,467)
Non-reportable operating segments net income (1)                 (119)             9                 (96)            10
Unallocated amounts:
    Non-segment loss and other (2)                                 (4)            (3)                 (7)           (10)
    Non-segment restructuring, impairment and
       other (charges) and credits (3)                                             1                 (25)             5
    Asbestos settlement                                           (68)            50                (189)           (16)
    Interest income                                                17              6                  40             16
    Loss on repurchases of debt                                                   (4)                (12)           (36)
    Provision for income taxes (4)                                 (3)          (934)                 (7)          (931)
    Equity in earnings of associated companies (5)                 59             40                 204             81
    Income from discontinued operations                                           20                                 20
                                                            ---------      ---------           ---------      ---------
Net (loss) income                                           $     203      $  (2,491)          $     617      $  (2,328)
                                                            =========      =========           =========      =========

(1)  Non-reportable  operating  segments  net  income  includes  the  results of non-reportable operating segments. For the three and nine months ended September 30, 2005, we recorded a charge of $106 million for our share of Samsung Corning's impairment of certain manufacturing assets and other charges for severance and exit costs.
(2) Non-segment loss and other includes the results of non-segment operations and other corporate activities.
(3)  For the  three  and nine  months  ended  September  30,  2005,  non-segment restructuring, impairment and other (charges) and credits includes impairment charges for the other than temporary decline in the market value of Avanex shares. Refer to Note 1 (Restructuring, Impairment and Other Charges and (Credits)).
(4) Provision for income taxes includes taxes associated with non-segment restructuring, impairment and other (charges) and credits.
(5) Equity in earnings of associated companies includes amounts derived from Dow Corning.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



1.   Restructuring, Impairment and Other Charges and (Credits)

In the third quarter of 2005, we recorded a charge of $28 million (before- and after-tax and minority interest) which primarily included severance costs to continue to reduce costs in our Telecommunications segment. Additional expenses, not included in this charge, related to relocating manufacturing assets, accelerated depreciation, and shutdown activities are not expected to be material and will be expensed as incurred in future periods. Also included in this charge were $2 million of credits for adjustments related to prior years' restructuring charges.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock that we will contribute as part of the settlement if the PCC plan of reorganization is approved and becomes effective. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $68 million in the third quarter of 2005 reflecting the increase in Corning's common stock from June 30, 2005 to September 30, 2005. Beginning with the first quarter of 2003, we have recorded total net charges of $635 million to reflect the initial settlement and to mark-to-market the value of our common stock.

3.   Provision for Income Taxes

For the three months ended September 30, 2005, the tax provision reflected the impact of maintaining a valuation allowance on the majority of our net deferred tax assets. As a result, U.S. (federal, state and local) and certain foreign income taxes attributable to pretax income or losses were not provided. The most significant items for which a U.S. tax benefit was not provided were a worthless stock deduction, the asbestos settlement charge, and restructuring, impairment and other charges.

4.   Equity in Earnings of Associated Companies

In the third quarter of 2005, Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors, recorded an impairment charge for certain of its manufacturing assets and severance and exit costs. Our equity earnings were reduced by $106 million for Corning's share of these charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)

                                                                             2005
                                                     ----------------------------------------------------
                                                                    Three
                                                                 Months Ended                 Nine Months
                                                     -----------------------------------         Ended
                                                     March 31     June 30      Sept. 30        Sept. 30
                                                     --------     --------     --------        --------
Display Technologies                                 $    320     $    415      $   489        $  1,224

Telecommunications
   Fiber and cable                                        212          213          216             641
   Hardware and equipment                                 215          202          182             599
                                                     --------     --------      -------        --------
                                                          427          415          398           1,240

Environmental Technologies
   Automotive                                             127          125          121             373
   Diesel                                                  21           21           23              65
                                                     --------     --------      -------        --------
                                                          148          146          144             438

Life Sciences                                              74           75           70             219

Other                                                      81           90           87             258
                                                     --------     --------      -------        --------

Total                                                $  1,050     $  1,141      $ 1,188        $  3,379
                                                     ========     ========      =======        ========

                                                                                  2004
                                                     -------------------------------------------------------------
                                                                    Three Months Ended
                                                     -----------------------------------------------
                                                     March 31     June 30       Sept. 30     Dec. 31       Total
                                                     --------     --------      --------     -------      --------
Display Technologies                                 $    230     $    277      $   295      $   311      $  1,113

Telecommunications
   Fiber and cable                                        149          192          202          212           755
   Hardware and equipment                                 163          200          210          211           784
                                                     --------     --------      -------      -------      --------
                                                          312          392          412          423         1,539

Environmental Technologies
   Automotive                                             125          121          120          113           479
   Diesel                                                  16           20           16           17            69
                                                     --------     --------      -------      -------      --------
                                                          141          141          136          130           548

Life Sciences                                              79           79           75           71           304

Other                                                      82           82           88           98           350
                                                     --------     --------      -------      -------      --------

Total                                                $    844     $    971      $ 1,006      $ 1,033      $  3,854
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the third quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                           Per          Income Before         Net
                                                                          Share         Income Taxes        Income
                                                                         -------        -------------       -------
EPS and net income, excluding special items                              $  0.26          $   255           $   405

Special items:
     Restructuring, impairment and other (charges) and credits (a)         (0.02)             (28)              (28)

     Asbestos settlement (b)                                               (0.04)             (68)              (68)

     Equity in earnings of associated companies (c)                        (0.07)                              (106)
                                                                         -------          -------           -------

Total EPS and net income                                                 $  0.13          $   159           $   203
                                                                         =======          =======           =======

(a) In the third quarter of 2005, we recorded a charge of $28 million (before- and after-tax and minority interest) which included severance costs to continue to reduce costs in our Telecommunications segment. Additional expenses, not included in this charge, related to relocating manufacturing assets, accelerated depreciation, and shutdown activities are not expected to be material and will be expensed as incurred in future periods. Also included in this charge were $2 million of credits for adjustments related to prior years' restructuring charges.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation plan of reorganization, Corning will contribute, if the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the third quarter of 2005, Corning recorded a charge of $68 million for the change in its common stock price of $19.33 at September 30, 2005, compared to $16.62, the common stock price at June 30, 2005.

(c) In the third quarter of 2005, Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors, recorded an impairment charge for certain of its manufacturing assets and severance and exit costs. Our equity earnings were reduced by $106 million for Corning's share of these charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2005
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measure for the three months ended September 30, 2005 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                                   Three
                                                                months ended
                                                               Sept. 30, 2005
                                                               --------------
Cash flows from operating activities                              $     595

Less:  Cash flows from investing activities                            (584)

Plus:  Short-term investments - acquisitions                            610

Less:  Short-term investments - liquidations                           (401)

Less:  Restricted investments - liquidations                             (1)
                                                                  ---------

Free cash flow                                                    $     219
                                                                  =========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the third quarter of 2005 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                 Range
                                                        ------------------------
Guidance: EPS excluding special items                   $                $

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)

     (Loss) gain on repurchases and
       retirements of debt, net (c)                     -------          -------

EPS

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior years' restructuring and impairment charges, which could result in a gain or loss during the quarter.

     On October 7, 2005, the assets of O.T.I. S.r.l., a wholly-owned foreign subsidiary, were substantially liquidated. As a result, a gain of $84 million (pretax and after-tax) related to cumulative translation adjustment will be realized in income in the fourth quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation plan of reorganization, Corning will contribute, if the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the fourth quarter of 2005, Corning will record a charge or credit for the change in its common stock price as of December 31, 2005 compared to $19.33, the common stock price at September 30, 2005.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.


Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's fourth quarter 2005 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this company.